Exhibit 10.6

Verecloud, Inc. 2009 Equity Incentive Plan
Incentive Stock Option Agreement

PARTICIPANT:           Mike Cookson

DATE OF GRANT:      June 22, 2010

    THIS AGREEMENT (this “Agreement”) is entered into by and between Verecloud, Inc., a Nevada corporation (the “Company”), and the above named Participant (“Participant”), who is an Employee of the Company or an Affiliate thereof.

    The Company and Participant agree as follows:

1.  Precedence of Plan.  This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Verecloud, Inc. 2009 Equity Incentive Plan (the “Plan”), as now or hereinafter in effect.  Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan shall have the meaning specified in the Plan.

2.  Grant of Option.  Participant is hereby granted an Incentive Stock Option, within the meaning of Code Section 422 (the “Option”), to purchase Common Stock of the Company pursuant to the Plan.  The number of shares as to which the Option is granted, the purchase price per share, and the expiration date of such Option are set forth below:

(a)  Number of Shares Subject to Option:  500,000

(b)  Purchase Price per Share:      $0.02

(c)  Expiration Date:*     June 21, 2020

(d)  Vesting Date, Event, or Schedule:  Options vest evenly on the last day of each fiscal quarter and based on a three year period.  The initial vesting occurs on September 30, 2010.

(e)  Vesting Schedule:

●	Sept 30, 2010	41,666
●	Dec 31, 2010		41,666
●	Mar 31, 2011		41,666
●	June 30, 2011	41,666
●	Sept 30, 2011	41,666
●	Dec 31, 2011		41,666
●	Mar 31, 2012		41,666
●	June 30, 2012	41,666
●	Sept 30, 2012	41,666
●	Dec 31, 2012		41,666
●	Mar 31, 2013		41,666
●	June 30, 2013	41,674
*Unless sooner terminated as provided in the Plan, the Option shall expire and terminate on the expiration date, and in no event shall the Option be exercisable after that date.

3.  Time of Exercise.  The Option granted hereby shall become vested in and exercisable by Participant in installments, on the dates and subject to the conditions set forth in the vesting schedule above; provided, however, that Participant must have been in Continuous Service from the date of grant of the Option until the date specified in the vesting schedule or until the conditions specified in the vesting schedule have been satisfied.

4.  Manner of Exercise.  Except as provided in this Agreement, the Option shall be exercisable, in whole or in part, from time to time, in the manner determined by the Company as provided in Section 7.2 of the Plan.   The Company may require, as a condition to exercise, execution and submission of an Exercise Agreement in such form as may be provided by the Company (the “Exercise Agreement”), which shall state the election to exercise the Option, the elected exercise date and the number of shares as to which the Option is to be exercised and be accompanied by payment in full.  The Exercise Agreement shall be signed by Participant and shall be delivered in person, electronically or by mail to the Company, and shall be deemed received by the Company when actually received by the representative of the Administrator if delivered in person or electronically, and as of the third calendar day following dispatch if mailed or the date of actual receipt by the Company if earlier.

5.  Company’s Right to Repurchase the Stock Upon Termination of Continuous Service.

(a)  The Company shall have the right to purchase all or any part of the shares of Stock held by the Participant, upon the terms and conditions provided herein, in the event that (a) the Participant’s Continuous Service with the Company is terminated for any reason (the “Participant’s Departure”); or (b) the Stock was acquired from the Company after the Participant’s Departure, as provided in the Plan (a “Post-Termination Acquisition”).

(b)  The Company may exercise its right to purchase Stock held by the Participant by providing written notice (a “Notice of Repurchase”) of such intention to the Participant, stating the time, manner, terms and conditions of the repurchase in accordance with this section.  Such notice must be given within 180 days following the Participant’s Departure or the Post-Termination Acquisition.

(c)  The purchase price per share for the shares of Stock that the Company elects to purchase shall be the Stock’s then current Fair Market Value; provided that if the Participant’s Continuous Service with the Company ends due to the Participant’s termination by the Company for Cause, the purchase price per share for the shares of Stock that the Company elects to purchase shall be the purchase price paid for such shares of Stock by the Participant.

(d)  A purchase and sale required pursuant to this section shall take place at a closing at a time and place designated by the Company; provided, however, that the time must be within 90 days of the date of the Notice of Repurchase.  At the closing, the Participant shall transfer the Stock to the Company free and clear of all liens and encumbrances and in accordance with the terms of this Agreement.  In return, the Company shall pay the Participant the purchase price in cash or immediately available funds, or, at its election, the Company may pay the Stockholder 20% of the purchase price in cash or immediately available funds and the remaining 80% by execution and delivery of a promissory note from the Company (a “Promissory Note”), bearing interest at the applicable federal rate in effect as of the date of closing.  The Promissory Note shall provide for payment in four equal annual installments of principal and interest on the first, second, third and fourth anniversaries of the closing date.  The Promissory Note shall be prepayable, without penalty, in whole or in part, with prepayments applied to the last installment or installments coming due.

6.  Nontransferability of Option.  The Option may not be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, and shall not be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate.  No Award shall be assigned, transferred, or otherwise disposed of by a Participant for value other than by will or the laws of descent and distribution.  Any permitted transfer shall be subject to the condition that the Plan Administrator receives evidence satisfactory to it that the transfer is being made for estate or tax planning or securities compliance purposes and on a basis consistent with the Company’s lawful issue of securities.

7.  General Provisions.

(a)  Withholding.  Participant shall reimburse the Company, in cash or by certified or bank cashier’s check, for any federal, state or local taxes required by law to be withheld with respect to the exercise of the Option or resulting from a disqualifying disposition described in Code Section 422(a).  The Company shall have the right to deduct from any salary or other payments to be made to Participant any federal, state or local taxes required by law to be so withheld.  The Company’s obligation to deliver a certificate or other proof representing the Common Stock acquired upon exercise of the Option is subject to the payment by Participant of any applicable federal, state and local withholding tax.

(b)  Amendment.  Subject to the terms and conditions of the Plan, the Plan Administrator may modify, extend or renew the Option, or accept the surrender of the Option to the extent not theretofore exercised and authorize the granting of new Options in substitution therefore, except that no such action shall diminish or impair the rights under the Option without the consent of Participant.

(c)  Receipt of Plan.  By entering into this Agreement, Participant acknowledges (i) that he or she has received and read a copy of the Plan, and (ii) that this Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

(d)  Legends.  Certificates representing Common Stock acquired upon exercise of this Option may contain such legends and transfer restrictions as the Company shall deem reasonably necessary or desirable, including, without limitation, legends restricting transfer of the Common Stock until there has been compliance with federal and state securities laws and until Participant or any other holder of the Common Stock has paid the Company such amounts as may be necessary in order to satisfy any withholding tax liability of the Company resulting from a disqualifying disposition described in Code Section 422(a).

(e)  Not an Employment Contract.  This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of Participant to remain in the Continuous Service of the Company, or of the Company to continue Participant in the Continuous Service of the Company.

(f)  Effect on Employee Benefits.  Participant agrees that the Option will constitute special incentive compensation that will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan of the Company unless so provided in such plan.

(g)  Confidentiality of Information.  By entering into this Agreement, Participant acknowledges that the information regarding the grant of Options contained herein is confidential and may not be shared with anyone other than Participant’s immediate family and personal financial advisor.

(h)  Specific Enforcement.  Because of the unique value of the Common Stock, in addition to any other remedies that the Company may have upon the breach of the agreements contained herein, the obligations of Participant shall be specifically enforceable.

(i)  Costs of Enforcement.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party of such litigation, as determined by any court of competent jurisdiction in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party shall recover judgment in any action or proceeding, such costs, expenses and attorneys’ fees shall be included as part of the judgment.

(j)  Further Action.  The parties agree to execute such further instruments and to take such further action as reasonably may be necessary to carry out the intent of this Agreement.

(k)    Interpretation.  The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this Agreement shall be made by the Plan Administrator, and all such interpretations, constructions and determinations shall be final and conclusive as to all parties.  This Agreement, as issued pursuant to the Plan, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.  This Agreement may be executed in counterparts, all of which shall be deemed to be one and the same instrument, and it shall be sufficient for each party to have executed at least one, but not necessarily the same, counterpart.  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement in any way.

(l)  Assignment.  This Agreement shall be binding upon the parties and their respective legal representatives, beneficiaries, successors and assigns.

(m)   Notices.  All notices or other communications that are required to be given or may be given to either party pursuant to the terms of this Agreement shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, to the address of the parties as set forth following the signature of such party.  Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery or refusal date as specified on the return receipt in the case of registered or certified mail.  Either party may change its address for such communications by giving notice thereof to the other party in conformity with this section.

(n)    Governing Law and Venue.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to conflicts of laws principles.  Resolution of any disputes under this Agreement shall only be held in courts in Denver, Colorado, and the parties expressly consent to personal jurisdiction in courts in Denver, Colorado and waive any objections to such jurisdiction.

* * * * *

The Company, by a duly authorized officer of the Company, and Participant have executed this Agreement on June 22, 2010, effective as of the date of grant.

Verecloud, Inc.		Participant
By:	/s/ John McCawley	/s/ Michael P. Cookson
Name:	John McCawley	Signature
Title:	Chief Executive Officer	Michael P. Cookson
Address:		Name
6560 South Greenwood Plaza Boulevard		Address: 6560 South Greenwood Plaza Boulevard
Number 400		Number 400, Englewood, Colorado 80111
Englewood, Colorado 80111